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                                                                    EXHIBIT 4.29

[ASHURST LOGO]

Consultancy Agreement

Protherics Plc

and

Chimaeron Limited

and

Professor Anthony Atkinson

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THIS DEED is made on 27 September 2004

BETWEEN:

(1) PROTHERICS PLC (No. 2459087) whose registered office is at The Heath Business and Technical Park, Runcorn, Cheshire, WA7 4QF (the "COMPANY");

(2) CHIMAERON LIMITED (No. 02951527) whose registered office is at Ashley House, 5 Grosvenor Square, Southampton, Hampshire, SO15 2BE (the "CONSULTANT COMPANY"); and

(3) PROFESSOR ANTHONY ATKINSON of Kingston Lodge, Canada Road, West Wellow, Hampshire, SO51 6DE (the "INDIVIDUAL").

THE PARTIES AGREE AS FOLLOWS:

1.    DEFINITIONS

      In this agreement the following expressions shall unless the context otherwise requires have the following meanings:

      "ASSOCIATED COMPANY" has the meaning given to it in sections 416 et seq. of the Income and Corporation Taxes Act 1988;

      "CONSULTANCY FEE" means the amount referred to in and calculated and payable in accordance with schedule 2;

      "GROUP COMPANY" means the Company and any subsidiary undertaking and associated company of the Company;

      "INTELLECTUAL PROPERTY RIGHTS" means any and all patents, trade marks, service marks, rights in designs, utility models, get-up, trade, business or domain names, goodwill associated with the foregoing, copyright (including rights in computer software and databases), topography rights (in each case whether registered or not and any applications to register, or rights to apply for, registration of any of the foregoing), design rights, rights in inventions, know-how, trade secrets and other confidential information, rights in databases and other intellectual property rights of a similar or corresponding character which may now or in the future subsist in any part of the world;

      "MATERIALS" means all drawings, documents, records, designs, transparencies, photos, graphics, sketches, logos, typographical arrangements, software, all notebooks produced in accordance with clause
      3.6 herein, and all other recorded materials in whatever form, including but not limited to hard copy and electronic form, created or prepared by the Consultant Company and/or the Individual in connection with the provision of the Services or any other services provided by the Individual to any Group Company, including, without limitation, before the commencement of the Consultancy;

      "RETAINED PERIOD" means the period or periods referred to in schedule 1;

      "SERVICES" means the services to be provided and procured by the Consultant Company in a consultancy and advisory capacity for the Group Companies as the Company may reasonably require from time to time pursuant to this agreement more particularly set out in clause 3.1;

      "SUBSIDIARY UNDERTAKING" has the meaning given to it in section 258 of the Companies Act 1985; and

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      "TERMINATION DATE" means the date of termination of this agreement howsoever occasioned.

2.    TERM OF APPOINTMENT

2.1 The Company shall engage the Consultant Company to and the Consultant Company shall provide the carrying out of the Services as hereinafter provided (the "CONSULTANCY").

2.2 The Consultancy shall be deemed to have commenced on 1 May 2004 and shall continue (subject to termination as provided below) until 31 December 2005 whereupon this consultancy agreement shall automatically terminate.

3.    DUTIES

3.1 During the Consultancy, the Consultant Company shall use its, and shall procure that the Individual shall use his reasonable endeavours to promote the business reputation and interests of the Group Companies and in particular shall make available the services of the Individual, who shall (unless prevented by illness or accident) provide the following Services to any Group Company in a proper and efficient manner for the Retained
      Period: the services of Scientific Advisor.

3.2 The Individual shall provide the Services with all due care, skill and diligence, shall prepare such reports and provide such information in relation to the Services as the Company may reasonably require.

3.3 The Individual shall promptly and faithfully comply with and observe all lawful and proper requests reasonably made by any Group Company in connection with the provision of the Services hereunder.

3.4 Subject to any directorships they may hold in any Group Company, neither the Consultant Company nor the Individual has and nor shall either of them represent to any third party that either has any authority to bind any Group Company in any respect save insofar as they are specifically authorised to do so by the Company in writing.

3.5 If the Individual is unable to provide the Services due to illness or injury or otherwise he shall as soon as reasonably practicable notify the Company and, if appropriate, shall provide such evidence of his illness or injury as the Company may reasonably require.

3.6 During the Consultancy, the Individual shall at all times keep the Company fully informed of any and all of his actual or potential undertakings, business activities or interests which could give rise to a direct or indirect conflict of interest with the interests of any Group Company provided that the Company hereby acknowledges that it has no objection to the Individual's directorships of Third Millenium Intek Limited (No. 03320830), The North Wales Coast Light Railway Company Limited (No. 03014349), Morvus Technology Limited (No. 05115093) and Nanomor Biomedical Limited (No. 04967260) provided always that none of the Individual's activities in relation to these other companies and/or organisations conflict in any way with the proper performance of the Individual's duties under this agreement.

3.7 The Individual shall use reasonable endeavours to ensure that the Company can contact him at all times.

3.8 The Consultant Company shall be liable for any loss, liability or costs (including reasonable legal costs) incurred by the Company as a result of any advice or assistance rendered to the Company by it or the Individual.

3.9 The Individual must acquaint himself with the health and safety policies and procedures that are in force from time to time at the premises where the Services will be provided (to

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      the extent that those premises are under the Company's control) and the
      Individual will are all times adhere to and observe those policies and procedures.

3.10 The Consultant Company warrants and represents that the whole of its issued share capital is owned by the Individual and it will immediately notify the Company if there is any change in the ownership of its issued share capital.

4.    FEES

4.1 In consideration of the provision by the Consultant Company of the Services during the Consultancy the Company shall pay the Consultancy Fee (as set out in schedule 2) to the Consultant Company.

4.2 The Consultant Company shall provide the Company with a value added tax invoice within seven days after the end of each month of the Consultancy. Provided the Company is satisfied with the said invoice it shall pay the Consultant Company the amount due within seven days of receipt of the invoice.

4.3 The fee shall be exclusive of value added tax and if appropriate the Consultant Company shall be registered for value added tax purposes. The Consultant Company shall, on request, provide to the Company any information that it reasonably requests in respect of the Consultant Company or the Individual's tax position, including (but not limited to) a UTR assessment number, a VAT registered number and any other relevant information

4.4 The Company shall be entitled to deduct from the Consultancy Fee (and any other sum due to the Consultant Company) any sums that the Consultant Company or the Individual may owe the Company at any time.

5.    EXPENSES

      The Company shall reimburse the Consultant Company (within seven days of receipt of an appropriate invoice) all reasonable travelling, hotel and other subsistence expenses wholly incurred in accordance with the Company's written travel policy, a copy of which can be obtained from the Financial Controller, and which are exclusively and necessarily incurred by the Consultant Company or the Individual in providing the Services. Such expenses shall be evidenced by provision of receipts or vouchers or in any other such manner as the Company may specify from time to time.

6.    RESTRICTIONS

6.1 In performing the Services, the Consultant Company shall not (and shall procure that the Individual shall not) exploit Intellectual Property Rights of any third party without the prior written consent of the Company.

6.2 Neither the Consultant Company nor the Individual shall (including, without limitation, after the termination of this agreement, for whatever reason), except to the extent necessary for the provision of the Services, as required by law or as authorised by the Company, use or communicate to any third party (and shall use their reasonable endeavours to prevent the use or communication of) (i) any trade or business secrets, or any confidential information, of the Company or any Group Company created, developed, received, or obtained by either or both of them in connection with the Consultancy, including, without limitation, any of the foregoing which arises from the provision of the Services, and the results and findings thereof, and any Materials and the contents thereof or (ii) save as expressly permitted by agreement between the Company and inter alia the Individual, any like information created, developed, received or acquired by either or both of them in connection with the provision by the Individual, directly or indirectly, of any services to any Group Company prior to the commencement of the Consultancy, including, without limitation, the results and findings, and any records, thereof. This restriction shall

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      continue to apply after the termination of the Consultancy, howsoever arising, without limit in time and shall apply in respect of information in the public domain for so long as the Consultant Company or the Individual are in a position to use that information more readily than others who have not had similar contact with the Company or any other Group Company.

6.3 The Consultant Company shall not, and shall procure that the Individual shall not, make, other than for the benefit of the Company and as expressly permitted hereby, any record (whether on paper, computer memory, disc or otherwise) relating to any matter within the scope of the business of the Company or any other Group Company or its/their customers or suppliers or concerning any of its or their dealings or affairs with the Company or any other Group Company and where the matter concerned has come to the attention of the Consultant Company and/or the individual as a result of the provision of the Services or (either during the Consultancy or thereafter) use or permit to be used any such records other than for the benefit of the Company or the relevant Group Company, it being agreed by the parties that all such records (and copies thereof which, for the avoidance of doubt, shall constitute Materials) shall be the property of the Company or the relevant Group Company and shall be handed over to the Chief Executive Officer of the Company by the Consultant Company upon the termination of this agreement, for whatever reason, or (at the request of the Company) at any time during the Consultancy.

6.4 Neither the Consultant Company nor the Individual shall, during the Consultancy, either directly or indirectly publish the contents of any Materials or any other opinion, fact or material on any matter connected or relating to the business of the Company or any other Group Company (whether confidential or not) without the prior written approval of the Company.

7.    INTELLECTUAL PROPERTY

7.1 All the Intellectual Property Rights which subsist in the Materials or which otherwise arise from the provision of the Services or any other services provided by the Individual to any Group Company, including, without limitation, before the commencement of the Consultancy, shall, save to the extent that rights in the same shall have been licensed by any Group Company to Nanomor Biomedical Limited or to Morvus Technology Limited pursuant to the Business Purchase Agreement between, inter alia, Enact Pharma plc and Morvus Technology Limited entered into on or about the date hereof, belong to, and be vested absolutely and exclusively in, the Company, and the Consultant Company and the Individual shall, as applicable, assign the same to the Company, with full title guarantee, for the remainder of the term during which the said rights and any renewals or extensions thereof shall subsist, including the right to sue for past infringements and to retain any damages obtained as a result of such action, and do hereby so assign such of those Intellectual Property Rights as subsist at the date hereof and such of those Intellectual Property Rights which do not so subsist but which may be so assigned at the date hereof by way of the assignment of future Intellectual Property Rights.

7.2 The Consultant Company and the Individual shall, at the request and expense of the Company, execute and do all such documents and deeds, matters, acts and things as the Company may at any time require properly to vest in the Company any of the Intellectual Property Rights to which the Company is entitled pursuant to clause 7.1, or otherwise to perfect the Company's title thereto. The provisions of this clause shall survive the termination of this agreement, howsoever caused.

7.3   The Consultant Company and the Individual warrant to the Company that:

      (a) all his work undertaken in providing the Services and any other services provided by him to any Group Company, directly or indirectly, and all the results of that work, is, has been and shall be the Individual's own, original work;

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      (b)   it/he has not given and will not give permission to any third party to use the Materials, the Intellectual Property Rights in the Materials or any other Intellectual Property Rights to which the Company is entitled pursuant to clause 7.1;

      (c) it/he is unaware of any use by any third party of any of the Materials, the Intellectual Property Rights in the Materials or any other Intellectual Property Rights to which the Company is entitled pursuant to clause 7.1; and

      (d) that the use of the Materials, the Intellectual Property Rights in the Materials or any other Intellectual Property Rights to which the Company is entitled pursuant to clause 7.1 by the Company will not infringe the rights of any third party.

7.4 The Consultant Company and the Individual shall, at its/his own expense, defend, indemnify and hold all Group Companies harmless against any and all losses, claims, actions, damages, liabilities, costs and expenses, including, without limitation, legal expenses incurred or suffered by any of them, whether direct or consequential, arising out of any dispute or contractual, tortuous or other claims or proceedings brought by any third party which is found by a court of competent jurisdiction in favour of such third party for infringement of its Intellectual Property Rights by the Consultant Company and/or the Individual, or the use or possession by the Consultant Company or the Individual of the Materials, the Intellectual Property Rights in the Materials or any other Intellectual Property Rights to which the Company is entitled pursuant to clause 7.1.

7.5 The Individual hereby waives any rights which may subsist in the Materials which are granted by chapter IV of part 1 of the Copyright, Designs and Patents Act 1988 headed "Moral Rights", and any foreign corresponding rights in respect of any such works.

7.6 The Individual acknowledges that, during the course of his previous employment by Enact Pharma Plc (registered number 3729344), pursuant to the letter of appointment dated 28 April 2000 between the Individual and Enact Pharma Plc (then called Enzacta Group plc), and by virtue of the nature of his duties owed to Enact Pharma Plc as its employee and officer, and the particular responsibilities arising as a result of such duties, he owed Enact Pharma Plc a special obligation to further its interests, and that in view of such special obligation, all Intellectual Property Rights subsisting (or which may have subsisted) in any ideas, inventions or works as he had, invented or created in the course of those duties did, on creation, vest in, and become the absolute and exclusive property of, Enact Pharma Plc.

7.7 Without prejudice to clause 7.6, the Individual further acknowledges that all Intellectual Property Rights subsisting (or which may have subsisted) in any other ideas, inventions or works which the Individual had, invented or created in the course of his previous employment by Enact Pharma Plc did, subject to section 39(2) Patents Act 1977, the entitlements of the Individual pursuant to which this clause does not purport to exclude or limit, vest in and become the exclusive property of Enact Pharma Plc and, subject to such section, if they did not do so, he hereby assigns such of them as he owns at the date of this agreement to Enact Pharma Plc.

7.8 The Consultant Company and the Individual shall, at the request and expense of the Company, execute and do all such documents and deeds, matters, acts and things as the Company may at any time require properly to vest in Enact Pharma Plc, or any other Group Company as the Company may specify, any of the Intellectual Property Rights to which clauses 7.6 or
      7.7 relate, or otherwise to perfect Enact Pharma Plc's title thereto. The provisions of this clause shall survive the termination of this agreement, howsoever caused.

7.9 The Individual hereby irrevocably waives any "Moral Rights" which he may have in any works which he created in the course of his previous employment by Enact Pharma Plc prior hereto, including, without limitation in any of the works to which any of clauses 7.6

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      or 7.7 relate, which are granted by chapter IV of part I of the Copyright,
      Designs and Patents Act 1988, and any foreign corresponding rights in respect of such works.

7.10 The Individual and Consultant Company, as applicable, hereby assign to Enact Pharma Plc, all Intellectual Property Rights subsisting in any of the ideas, inventions or works which the Individual had, invented or created in the course of the engagement by the Consultant Company in connection with the agreement entered into between Enact Pharma Plc and the Consultant Company on 1 April 2001 (as amended), pursuant to which the Individual provided services to Enact Pharma Plc as a consultant, and which are relevant to "Field" (as such term is defined in that agreement), with full title guarantee, for the remainder of the term during which the said rights and any renewals or extensions thereof shall subsist, including the right to sue for past infringements and to retain any damages obtained as a result of such action.

7.11 The Consultant Company and the Individual shall, at the request and expense of the Company, execute and do all such documents and deeds, matters, acts and things as the Company may at any time require properly to vest in Enact Pharma Plc, or any other Group Company as the Company may specify, any of the Intellectual Property Rights to which clause 7.10 relates, or otherwise to perfect Enact Pharma Plc's or such other Group Company's title thereto. The provisions of this clause shall survive the termination of this agreement, howsoever caused.

7.12 The Individual hereby irrevocably waives any "Moral Rights" which he may have in any of the works referred to in clause 7.10 pursuant to chapter IV of part I of the Copyright, Designs and Patents Act 1988, and any foreign corresponding rights in respect of such works.

7.13 The Consultant Company and Individual hereby irrevocably appoint the Company to be its/his attorney in its/his name and on its/his behalf to execute and do any such instrument or thing and generally to use its/his name for the purpose of giving to the Company, or its nominee, the full benefit of this clause 7, and acknowledges in favour of any third party that a certificate in writing, signed by any director or the secretary of the Company, that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case. The provisions of this clause 7.13 shall survive the termination of this agreement, howsoever caused.

8.    OBLIGATIONS UPON TERMINATION

8.1   On the Termination Date the Consultant Company shall ensure that:

      (a) all rights in respect of work done and services rendered and the products thereof prior to the Termination Date shall remain vested absolutely in the Company; and

      (b) the Consultant Company and the Individual deliver to the Company all documents (including, but not limited to, correspondence, lists of clients or customers, plans, drawings, accounts and other documents of whatsoever nature and all copies thereof, whether on paper, computer memory or otherwise) made or compiled or acquired by the Consultant Company and/or the Individual during the Consultancy and concerning the business, finances or affairs of the Company or any Group Company or its or their clients and any other property of any Group Company.

8.2 Upon termination, the Company shall pay only such proportion of the fees payable under clause 4 as relates to the period in which the Consultant Company has provided the Services in accordance with the terms of this agreement.

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9.    STATUS

9.1 The Consultant Company acknowledges that it is an independent contractor of the Company and that nothing in this agreement shall render it (or the Individual) an employee, agent or partner of the Company and it shall not hold itself out as such and shall procure that the Individual shall not hold himself out as such. The Consultant Company shall indemnify the Company and any Group Company on demand against:

      (a) any liability for any employment-related claim brought by the Individual (or any persons engaged or employed by the Consultant Company in the provision of the Services) against the Company or any Group Company arising out of or in connection with his provision of the Services including, but not limited to, any claim for unfair dismissal, in relation to redundancy rights or under the Working Time Regulations 1998 or the Part-time Workers (Prevention of Less Favourable Treatment) Regulation 2000;

      (b) any liability, assessment or claim for taxation whatsoever or for statutory deductions where such liability, assessment or claim arises or is made in connection with the performance by the Consultant Company or the Individual of its or his obligations hereunder and to the extent that any Group Company incurs any liability to tax and/or social security contributions in respect of any payment under this indemnity, the Consultant Company shall pay such additional amounts to the Group Company as are required to ensure that the net amount received and retained by the Group Company (after tax and/or social security contributions) is equal to the full amount which would have been received and retained had no such liability to tax and/or social security contributions been incurred provided that this undertaking shall not confer any right on the Company to recover secondary class 1 and class 1A national insurance contributions to the extent that recovery of the same is prohibited by law; and

      (c) all reasonable costs and expenses and any penalty, fine, surcharge or interest accrued or payable by the Company in connection with or in consequence of any liability, assessment or claim under clause 9.1(a) or (b).

9.2 The Individual and the Consultant Company shall indemnify the Company and any Group Company on demand against:

      (a) any liability, assessment or claim for taxation whatsoever or for statutory deductions where such liability, assessment or claim arises or is made in connection with the performance by the Individual or by the Consultant Company of his or its obligations under any previous consultancy agreement between the Individual and/or the Consultant Company and any Group Company including (but not limited to) the agreement entered into between the Consultant Company and Enact Pharma Plc on 1 April 2000) and to the extent that any Group Company incurs any liability to tax and/or social security contributions in respect of any payment under this indemnity, the Individual or the Consultant Company shall pay such additional amounts to the Group Company as are required to ensure that the net amount received and retained by the Group Company (after tax and/or social security contributions) is equal to the full amount which would have been received and retained had no such liability to tax and/or social security contributions been incurred provided that this undertaking shall not confer any right on the Company to recover secondary class 1 and class 1A national insurance contributions to the extent that recovery of the same is prohibited by law; and

      (b) all reasonable costs and expenses and any penalty, fine, surcharge or interest accrued or payable by the Company or any Group Company in connection with or in consequence of any liability, assessment or claim under clause 9.2(a).

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9.3   The Company may at its option satisfy the indemnities in this clause 9 (in whole or in part) by way of deduction from payments to be made by the Company under this agreement.

9.4 The Consultant Company undertakes not to (and to procure that the Individual shall not) bind or purport to bind any Group Company, or to incur any liability on behalf of any Group Company or in any way pledge or purport to pledge credit of any Group Company to any third party.

10.   NOTICES

      Any notice to be given hereunder shall be in writing and sent to the address of the parties as set out below. Notice may be given by either party by personal delivery or post. Any such notice shall be deemed to have been served at the time at which the letter was delivered personally or (if sent by post) would have been delivered in the ordinary course of post.

      Company: The Company Secretary, Protherics Plc, The Heath Business and Technical Park, Runcorn, Cheshire, WA7 4QF.

      Consultant Company: Chimaeron Limited, 8 Centre One, Lysander Way, Old Sarum Park, Salisbury, Wiltshire SP4 6BU.

11.   ENTIRE AGREEMENT AND PREVIOUS CONTRACTS

11.1 Each party on behalf of itself (and in the case of the Company, as agent for the Group Companies) acknowledges and agrees with the other party (the Company acting on behalf of itself and as agent for each Group Company) that:

      (a) this agreement constitutes the entire and only agreement between the Consultant Company and/or the Individual and any Group Company relating to the Consultancy with the Company; and

      (b) neither the Consultant Company nor any Group Company has been induced to enter into this agreement in reliance upon, nor has any such party been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in this agreement and, to the extent that any of them has been, they (in the case of the Company, acting on behalf of all Group Companies) unconditionally and irrevocably waives any claims, rights or remedies which they or any of them might otherwise have had in relation thereto.

      PROVIDED THAT the provisions of this clause 11.1 shall not exclude any liability which any of the parties or, where appropriate, the Group Companies would otherwise have to any other party or, where appropriate, to the Group Companies or any right which any of them may have in respect of any statements made fraudulently by any of them prior to the execution of this agreement or any rights which any of them may have in respect of fraudulent concealment by any of them.

11.2 Except for the letter of appointment relating to the Individual's non-executive directorship of the Company dated on the date hereof, this agreement is in substitution for any previous agreement or arrangement between the Company or any Group Company and the Consultant Company and/or the Individual (including for the avoidance of doubt the letter of appointment dated 28 April 2000 between the Individual and Enact Pharma Plc (then known as Enzacta Group Plc) pursuant to which the Individual was appointed a director of Enact Pharma Plc and the agreement entered into between Enact Pharma Plc (then known as Enzacta Group Plc) and the Consultant Company on 1 April 2000 (as amended) pursuant to which the Individual provided services to Enact Pharma Plc as a

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      consultant) both of which shall be deemed to have been terminated by mutual consent on 30 April 2004.

11.3 The Consultant Company hereby warrants and represents to the Company that neither it nor the Individual will, in entering into this agreement or carrying out the Services, be in breach of any other obligation binding upon either of them.

12.   GENERAL

12.1 The provisions of schedules 1 and 2 form part of this agreement which contains the whole of the terms agreed in respect of the Consultant Company's appointment as from the commencement of the Consultancy and this agreement shall only be capable of being varied by a supplemental agreement or memorandum in writing signed by or on behalf of the parties hereto.

12.2 The headings in this agreement are inserted for convenience only and shall not affect its construction.

12.3 Any reference to a statutory provision shall be construed as a reference to any statutory modification or re-enactment thereof (whether before or after the date hereof) for the time being in force.

12.4 The Contracts (Rights of Third Parties) Act 1999 shall only apply to this agreement in relation to any Group Companies. No person other than the parties to this agreement and any Group Companies shall have any rights under it and it will not be enforceable by any person other than those parties.

13.   GOVERNING LAW

13.1 This agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with English law.

13.2 Each of the parties to this agreement irrevocably agrees that the courts of England shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this agreement and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England.

14.   ASSIGNMENT AND SUB-CONTRACTING

      The Consultant Company shall not assign or sub-contract any of its rights or duties under this agreement to any person without the prior consent in writing of the Company. If such consent is given, the Consultant Company shall procure that the relevant person enters into an agreement with the Company in the same form as this agreement.

15.   WAIVER

      No waiver of any right hereunder at any time shall affect the Company's right to claim any future entitlement to the same.

16.   INDEMNITY FROM THE INDIVIDUAL

      The Individual will, and will procure that the Consultant Company will, in all respects duly perform and observe all the provisions of and the obligations contained in this agreement and undertake to indemnify the Company on demand in respect of any loss or damage which it may suffer or incur (together with any costs and expenses related thereto) in consequence of any failure by the Consultant Company or himself to so perform or

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      observe the said provisions and obligations. The Individual hereby confirms, undertakes and agrees with the Company in the terms of clauses 6 and 7 of this agreement to the intent that the same shall constitute direct undertakings and agreements and direct covenants between the Company and the Individual.

IN WITNESS whereof this agreement has been executed as a deed and delivered on the date first above written.

Signed as a deed by CHIMAERON LIMITED in the               )
presence of:                                               )

Signature: /s/ A. Atkinson

Name of director: A. Atkinson

Signed as a deed by PROTHERICS PLC                         )
acting by a director and its                               )
secretary/two directors:                                   )

Signature of director: /s/ Andrew Heath

Name of director: Andrew Heath

Signature of director/secretary: /s/ James Christie

Name of director/secretary: James Christie

Signed as a deed by PROFESSOR                              )
ANTHONY ATKINSON in the presence                           )
of:                                                        )

Witness signature:

Witness name:

Witness address:

Witness occupation: